Exhibit 10.01

February 15, 2005

Mr. David L. Boyle

158 Zaccheus Mead Lane

Greenwich, CT 06831

Dear Mr. Boyle:

This retirement agreement (the “Retirement Agreement”) sets forth our agreement concerning your retirement arrangement from Ambac Financial Group, Inc. (“Ambac”).

1.	Effective Date of Retirement

Your last day of employment with Ambac (the “Retirement Date”) will be the earlier of (i) June 30, 2005, or (ii) thirty days following the date you provide written notice of retirement to Ambac’s CEO. If no notice is given under clause (ii) of the previous sentence, your retirement shall be automatically effective at 5:00 p.m. (New York City Time) on the date specified in clause (i) of the previous sentence without any further action by either party. In the event that Ambac desires to terminate your employment for any reason whatsoever prior to (i) or (ii), above, it shall provide you with written notice of such intention at least 20 work days in advance of its intended date of termination in order to allow you sufficient time and opportunity to retire in lieu thereof.

2.	Employment Period

(a)	During the period from the date of this Retirement Agreement (“Agreement Date” or “Date of Agreement”) through the Retirement Date (the “Employment Period”), you will continue to report to Ambac’s CEO and perform your full-time duties.

(b)	During the Employment Period, you will continue to receive your regular salary at the rate in effect as of the Date of Agreement. Such salary will be paid to you in accordance with Ambac’s normal payroll practices and procedures.

(c)	Subject to Section 4, you will be awarded a bonus of $600,000 for the 2004 performance year (the “2004 Bonus”), to be paid within ten business days of the date you execute the Retirement Agreement and first Waiver and General Release Agreement.

(d)	Subject to Section 4, you will be awarded 20,177 Restricted Stock Units on the date you execute the Retirement Agreement and Waiver and General Release Agreement (the “RSU Award”) subject to the terms and conditions of the January 2005 Notice of Award of Long Term Incentive Compensation in the form of Restricted Stock Units as approved by Ambac’s Compensation Committee on

January 24, 2005. The RSU Award, and all accrued dividend equivalents related to the RSU Award, will vest in accordance with the terms of the RSU Award agreement and be settled on the second anniversary of the vesting of the RSU Award.

3.	Outplacement

Ambac will pay up to $15,000 for outplacement services to be provided to you until the date on which you secure new employment or engage in any consulting or independent contractor work. If Ambac is not invoiced by the outplacement provider by December 15, 2005, you forfeit the right to the payment arrangement set forth in the preceding sentence. The selection of the service provider, dates and scope of services will be as you elect.

4.	Release Obligation

Ambac’s obligations under this Retirement Agreement, including its obligation to provide you with the 2004 Bonus and RSU Award, are contingent on the execution, delivery and non-revocation of this Retirement Agreement and the Waiver and General Release Agreement in the form set forth as Exhibit A hereto and, in addition, the execution, delivery and non-revocation, on the Retirement Date, of the Waiver and General Release Agreement in the form set forth as Exhibit A hereto in respect of your Employment Period. In the event the agreements described in the preceding sentence are not executed and delivered, or are revoked, (a) the RSU Award will not vest and will be immediately cancelled and (b) you will be required to reimburse Ambac the entire amount of the 2004 Bonus within ten business days of your last day of employment or, if later, the revocation date.

5.	Accrued Obligations

On the Retirement Date, Ambac will pay you (i) any earned but unpaid base salary for the period through the Retirement Date and (ii) any unused, fully accrued vacation as of the Retirement Date. In addition, Ambac will pay you for any unreimbursed business expenses incurred by you for the period through the Retirement Date, provided, that all of your reimbursable business expenses are submitted in accordance with Ambac’s business expense reimbursement policy. Such reimbursement(s), if any, shall be paid in accordance with Ambac’s normal practices and procedures.

6.	Welfare Benefits

(a)	During the Employment Period, you will continue be eligible to participate in all welfare benefit programs available to Ambac’s full-time employees in accordance with the terms of such programs.

(b)	On and after the Retirement Date, you will be entitled to receive continuation coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to “COBRA” coverage), or you may elect to receive retiree medical and dental coverage (so long as you elect to begin receipt of your pension payments upon retirement).

7.	Retirement Benefits

(a)	During the Employment Period, company-match and profit-sharing contributions will be credited on your behalf to the Ambac Savings Incentive Plan in accordance with the terms and conditions of such plan.

(b)	You will be vested in Ambac’s Pension Plan as of the Retirement Date and, therefore, will be entitled to a benefit as a vested participant from Ambac. Your pension benefit and supplemental benefit calculation, including the Supplemental Pension Agreement dated April 30, 1997, will include all credited service through the Retirement Date.

8.	Other Benefits

Ambac will pay you all amounts, if any, due but not previously paid to you, pursuant to the terms of any management retention agreement, welfare, pension, deferred compensation or other benefit plan as of the Retirement Date, or which by their terms extend to or beyond the date of retirement.

9.	Stock Options and Restricted Stock Units

Except as provided in Section 2(d), all stock options and restricted stock units previously granted to you will vest on the Retirement Date, pursuant to the terms of the applicable plans and award agreements. After the Retirement Date, you will have three years to exercise your stock options. Any stock options not exercised within the time frame set forth in the preceding sentence will be forfeited. Except as provided in Section 2(d), restricted stock units will be settled no sooner than the six month anniversary of the Retirement Date and no later than February 2006.

10.	Return of Property

Any Ambac property currently in your possession and any property made available to you in connection with your employment relationship with Ambac must be returned to Ambac on or prior to the Retirement Date.

11.	Confidentiality

In consideration for the payments described above, you agree to the following:

(a)	Ambac (for purposes of this Section 11, Ambac refers to Ambac and all of its affiliates) is engaged in a highly competitive business and that, in connection with your employment, you have access to information relating to Ambac’s business that provides Ambac with a competitive advantage, that is not generally known by persons not employed by Ambac, and that could not easily be determined or learned by someone outside Ambac (collectively, “Confidential Information”). Subject to the foregoing, such Confidential Information may include, but is not limited to, the characteristics and preferences of Ambac’s customers (as defined below) and accounts, matters relating to information, pricing, fee and commission structures, trading policies and procedures, trade secrets, records, files, memoranda, documents, reports, and other written, printed or recorded materials and data, regardless of data storage method (collectively “Documents”) received, created, or used by you during the course of your employment and other methods of doing business, whether or not marketed as confidential or secret. As used herein, “Customer” shall include all clients and actively pursued prospective clients of Ambac.

(b)	You agree that before and after the Retirement Date, you shall not, directly or indirectly, use or disclose such Confidential Information, except as may be necessary in the good faith performance of your duties to Ambac. You acknowledge that all Confidential Information will remain the sole property of Ambac and all such Confidential Information, other than intellectual knowledge, will be returned by you to Ambac within five business days of the Retirement Date. The terms and conditions of this Section 11(a) and (b) are in addition to and do not supersede or replace the terms and obligations of Ambac’s Code of Business Conduct.

(c)	You further agree that from the Agreement Date through one year anniversary of the Retirement Date, you will not, for any reason, unless Ambac consents in writing, (i) solicit the business of or encourage or assist any other party in competition with Ambac to solicit any such Customer or account of Ambac in connection with any business activities of Ambac as of the Retirement Date or (ii) hire or seek to hire, whether on your own behalf or on behalf of any other person or entity, any person who is an employee of Ambac at the Retirement Date, or who left the employ of Ambac within three months prior to such date. It is acknowledged that employees and/or clients may become employed by, or clients of any other organization with which you may hereafter become associated but that same will not violate these provisions unless you have been personally involved in such solicitation or provided to names thereof to allow another person to engage in the solicitation. Moreover, it should be acknowledged that “clients” may be clients of multiple organizations, one of which is Ambac and another may be any other organization with which you become associated.

If you breach any of the terms of this Section 11(c), you forfeit your right to future payments provided for herein from the date of such breach and, to the extent any payments have been made, you agree to return all payments made pursuant to this Retirement Agreement; and the RSU Award will be forfeited.

(d)	In view of the nature of Ambac’s business, you also acknowledge that the restrictions contained in this Section 11 are fair, reasonable and necessary to protect the legitimate business interests of Ambac and that Ambac will suffer irreparable harm in the event of any actual or intended violation by you of this paragraph. You, therefore, agree that, in the event of any actual or intended violation by you of Section 11(b) or 11(c), Ambac shall be entitled to a court order requiring you to cease any such violations in addition to and without prejudice to any other rights or remedies which may be available to Ambac through the legal system.

(e)	You shall not be deemed to be in breach of any covenant set forth in this Retirement Agreement on the basis of any communications you may have with third parties relating to: (i) the fact and circumstances of your employment and retirement by/from Ambac; (ii) your job titles at Ambac; (iii) the dates of your employment by Ambac; (iv) the responsibilities and authorities of your positions at Ambac; (v) the nature and extent of your achievements during employment by Ambac; (vi) the names and positions of individuals with whom you worked during your employment at Ambac; and (vii) the restrictions on your post-retirement date employment activities. You hereby authorize Ambac to provide the information responsive to items (i) through (iv) and (vi) to prospective employers.

(f)	You shall not be deemed in breach of the confidentiality obligations set forth in this Section 11 if, compelled by legal process or court order, you are to participate in any administrative, judicial or criminal investigation, probe, grand jury proceeding or other demand for testimony, information or documentation.

(g)	In the event of any breach of this paragraph 11, Ambac shall provide you with written notice (to the address set forth on page one of this Agreement) and you will have ten business days from the date of receipt of said written notice to cure any curable breach. If you fail to cure any such breach or the breach is not curable, Ambac shall be released from any obligation to make any payment to you or on your behalf and provide any benefits under this Agreement. Ambac shall be further entitled to pursue any and all of its remedies under the law arising out of such breach including, but not limited to, recoupment of all monies paid to you by Ambac or as a result of your entering into this Agreement. In any action alleging breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and/or attorneys’ fees incurred to enforce this Agreement. Upon written request, you will receive Ambac’s determination in writing regarding whether a particular activity or act would be deemed in breach of your obligations and/or covenants under this Retirement Agreement.

12.	Withholding

Any payments made or benefits provided to you under this Retirement Agreement will be reduced by any applicable withholding taxes.

13.	Cooperation

(a)	You agree to make yourself available to Ambac (for purposes of this Section 13, Ambac refers to Ambac and all of its affiliates), at reasonable times and places, and subject to non-interference with your then employment or business activities, to provide information to Ambac or its representatives in connection with any matters relating to the business or affairs of Ambac, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation, arbitration or other proceeding related to the business of Ambac during your term as an officer of Ambac or your employment with Ambac. Ambac will reimburse you at your then daily rate of base compensation, certified by you in writing, for any lost wages and/or reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance, provided that Ambac’s prior written approval for such expenses have been obtained. Such expenses will include reasonable attorney fees only in the event representation by Ambac’s counsel is deemed, by Ambac’s counsel, to be a conflict of interest. You agree to reasonable requests by Ambac to travel in performing services pursuant to this Section 13(a).

(b)	To the extent you are a named party to any action, suit or proceeding as a result of your having been an officer or employee of Ambac or any of its affiliates, Ambac will indemnify you to the fullest extent permitted (including payment of expenses and fees in advance of final disposition of a proceeding) by the laws of the State of Delaware or by the Certificate of Incorporation and By-Laws of Ambac and you shall be entitled to the protection of any insurance policies Ambac may elect to maintain generally for the benefit of its directors and officers (and to the extent Ambac maintains such an insurance policy or policies, you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any officer or director of Ambac), against all costs, charges and expenses whatsoever incurred or sustained by you or your legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with such actions.

14.	Entire Agreement

This Retirement Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes and replaces all prior or contemporaneous agreements or understandings, oral or written, negotiations, or discussions relating to the subject matter of this Retirement Agreement. This Retirement Agreement may be amended only by written document signed by the parties hereto.

15.	Severability

In the event that any one or more of the provisions of this Retirement Agreement shall be held invalid, illegal or unenforceable, the validity and enforceability of the remainder of the Retirement Agreement shall not in any way be affected or impaired thereby.

16.	Counterparts

This Retirement Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

17.	Governing Law

This Retirement Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

18.	Revocation

(a)	You are required to execute and deliver the Waiver and General Release Agreement in the form set forth as Exhibit A hereto and, in addition, execute and deliver, on the Retirement Date, the Waiver and General Release Agreement in the form set forth as Exhibit A hereto in respect of your Employment Period.

(b)	This Waiver and General Release Agreements may be revoked by you within the 7-day period described therein. In the event of any such revocation by you, all of Ambac’s obligations under this Retirement Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by Ambac prior to the expiration of the Revocation Period. The revocation must be mailed or delivered to Gregg L. Bienstock, Esq., Senior Vice President, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

* * *

IN WITNESS WHEREOF, Ambac has executed this Retirement Agreement as of the date first set forth above and you have executed this Retirement Agreement as of the date set forth below (or, if you do not include a date under your signature line, the date set forth shall be the date this Retirement Agreement, signed by you, is received by the Company.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Gregg L. Bienstock
Gregg L. Bienstock
Senior Vice President

ACCEPTED AND AGREED:

By:	/s/ David L. Boyle
David L. Boyle

Date: February 15, 2005

EXHIBIT A

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release Agreement (this “Release”) is entered into as of the date indicated on the signature page of this Release by David L. Boyle (“Executive”). Executive has been employed by Ambac Financial Group, Inc. (the “Company”), and in connection with Executive’s retirement and for the consideration of the payments and benefits set forth in the Retirement Agreement between Executive and the Company dated as of February 15, 2005 (the “Retirement Agreement”), the receipt and adequacy of which are herein acknowledged, Executive agrees as follows:

1.	General Release

Executive and Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”) hereby irrevocably and unconditionally release and forever discharge Ambac, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, fiduciaries, administrators, employees or assigns (whether acting as agents for Ambac or in their individual capacities) (hereinafter collectively referred to as the “Released Parties”), of and from any and from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to payments and benefits provided under the Retirement Agreement that are contingent upon the execution, delivery and non-revocation by the Executive of this Release.

2.	ADEA Release

The Releasors hereby unconditionally release and forever discharge Ambac, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, you hereby acknowledge and confirm the following:

(a)	Executive was advised by Ambac in connection with his retirement to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to you the terms of this Release, including, without limitation, the terms relating to your release of claims arising under ADEA;

1

(b)	Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto;

(c)	Executive is providing the release and discharge set forth in this Section 2 only in exchange for consideration in addition to anything of value to which he is already entitled; and

(d)	that Executive knowingly and voluntarily accept the terms of this Release.

3.	No Legal Claim

(a)	Executive represents and warrants that he will not commence, maintain, prosecute or participate in any action or proceeding of any kind (judicial or administrative) against any of the Released Parties, arising out of any act, omission, transaction or occurrence happening up to and including the Effective Date (as defined below) of this Release, and has not done so as of the Effective Date of this Release.

(b)	If Executive commences or voluntarily and affirmatively joins any legal action against a Released Party, Executive will promptly indemnify such Released Party for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by Executive against any Released Party in such action. If Executive is named as a party or included in a class action against any Released Party, Executive agrees to execute a waiver of rights and release of any such claims against Released Party.

4.	Non-Disparagement

Executive and Ambac each agree with respect to the other to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any defamatory or product disparaging comment concerning the Executive and Ambac or any of its current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive or Ambac’s business or financial prospects or reputation.

5.	Continuing Obligations

This Release shall not supersede any continuing obligations Executive may have under the terms of the Retirement Agreement or any other agreement between Executive and the Company.

6.	Governing Law

This Release will be governed by, and construed in accordance with, the laws of the State of New York.

2

7.	Effective Date

This Release shall not become effective until the day following the last day of the Revocation Period (as defined below) (the “Effective Date”).

* * *

Executive shall have the right to revoke this Release during the seven-day period (the “Revocation Period”) commencing immediately following the date Executive signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. New York City Time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. New York City Time on the next succeeding business day. In the event Executive revokes this Release, all obligations of the Company under the Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

By:	/s/ David L. Boyle
David L. Boyle

Date:	February 15, 2005

3